UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013 (October 13, 2013)

GENVEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01 Other Events.

On October 13, 2013, an article entitled, “Gehör Verschaffen,” was published in Frankfurter Allgemeine Sonntagszeitung, a publication based in Frankfurt, Germany, reporting information about our hearing loss program that is licensed to the Novartis Institute for Biomedical Research, a subsidiary of Novartis AG. The article quoted and otherwise referenced information provided by representatives of Novartis regarding the potential timing of regulatory filings and the commencement of clinical trials with the lead clinical candidate for this program. We did not contribute to the article. The article, nevertheless, contains certain information regarding the program that we had not previously provided to investors, because it had been speculative and, to the extent provided to us by Novartis, was provided to us confidentially. The purpose of this 8-K is to provide investors with information from the article that we believe could be material to investors, because of the importance of the hearing loss program to us. We further believe it is necessary to provide this information because the article is written in German and may not be generally available. Specifically, the article states that Novartis “hopes” that an investigational new drug application, or IND, with regard to the lead clinical candidate for the hearing loss program, may be filed “at the beginning of 2014.” While this statement is generally consistent with our understanding, we also understand that this IND could be filed as early as the fourth quarter of 2013. We also understand that additional regulatory filings required for conducting gene therapy trials in the United States have already been made by Novartis. The article also states that, “Within a year [of the filing of the IND], the first clinical trials [with the lead clinical candidate] could begin.” If the IND is filed on or before the end of the first quarter of 2014, and the IND is not rejected, then it is our understanding that a clinical trial with this product candidate could commence during the first half of 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: October 21, 2013	By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky President and Chief Executive Officer

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